2016-01-25, 17:49:06, EST

File insider report – Completed

The transaction has been reported.

Reported transactions for this session.

Insider:	Chase.G	Issuer:	TransGlobe Ener	Security	Convertibl TGL.DB

Transaction Number	2777383
Security designation	Convertible Debentures TGL.DB
Opening balance of securities held	50000
Date of transaction	2016-11-20
Nature of transaction	10-Acquisition or disposition in the public market
Number or value or securities	50000
Disposed of
Unit price or exercise price	92.7000	Currency	Canadian Dollar

Closing balance of securities held	0	Insider’s
		calculated
		balance
Filing date/time	2016-01-25
	17:49:02
General remarks (if necessary to describe the transaction)
Private remarks to securities regulatory authorities